Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 30, 2009, in Lantis Laser Inc’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (2008 For 10-K), related to the consolidated financial statements of Lantis Laser Inc. as of December 31, 2008 and for the year then ended, which appear in Lantis Laser Inc’s 2008 Form 10-K filed on or about April 10, 2009.

/s/ KBL, LLP
New York, NY
April 10, 2009